Registration No. 333-_________

As filed with the Securities and Exchange Commission on October 9, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Meridian Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	46-5396964
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

67 Prospect Street
Peabody, Massachusetts 01960
(Address of Principal Executive Offices)Meridian Bancorp, Inc. 2015 Equity Incentive Plan
(Full Title of the Plan)Copies to:

Mr. Richard J. Gavegnano	Lawrence M. F. Spaccasi, Esquire
Chairman of the Board	Luse Gorman, PC
President and Chief Executive Officer	5335 Wisconsin Ave., N.W., Suite 780
Meridian Bancorp, Inc.	Washington, DC 20015-2035
67 Prospect Street	(202) 274-2000
Peabody, Massachusetts 01960
(617) 567-1500
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer [ ]	Accelerated filer [X ]	Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	4,550,000(2)	$13.48(4)	$61,334,000	$6,177
Stock Options	3,250,000(3)	____	____	N/A (5)
_________________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Meridian Bancorp, Inc. 2015 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Meridian Bancorp, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the number of shares of common stock reserved for issuance under the Equity Plan for any future grants of stock options and restricted stock.
(3)	Represents the number of stock options reserved for issuance under the Equity Plan for any future grants of stock options.
(4)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) of the Securities Act.
(5)	Pursuant to 17 C.F.R. Section 230.457(h)(3) of the Securities Act, no registration fee is required to be paid.

________________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.

Items 1 and 2.  Plan Information, and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Equity Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (File No. 001-36573), filed with the Commission on March 13, 2015 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b)           All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

c)           For a description of the Company’s common stock, reference is made to “Description of Capital Stock,” “Our Dividend Policy” and “Market for the Common Stock” in the Company’s Registration Statement on Form S-1 (File No. 333-194454), initially filed with the SEC on March 10, 2014 and amended on April 28, 2014 (the “Form S-1”), which is hereby incorporated by reference.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of the Company set forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such.  References to the “Corporation” in the Articles of Incorporation mean the Company, Meridian Bancorp, Inc.

Articles 10 and 11 of the Articles of Incorporation of Meridian Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

 Item 7.  Exemption From Registration Claimed.
Not applicable.

Item 8.                      Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	Meridian Bancorp, Inc. 2015 Equity Incentive Plan	**

23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

________________________
*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-194454) filed by the Company under the Securities Act, with the Commission on March 10, 2014, and all amendments or reports filed for the purpose of updating such description.

**
Incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of Meridian Bancorp, Inc. (File No. 001-36573), filed by the Company under the Exchange Act on August 18, 2015.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.           That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peabody, in the Commonwealth of Massachusetts, on this 8th day of October, 2015.

MERIDIAN BANCORP, INC.
By:	/s/ Richard J. Gavegnano
Richard J. Gavegnano
Chairman of the Board, President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Meridian Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Richard J. Gavegnano, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Richard J. Gavegnano may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued upon the exercise of stock options and the award of restricted stock under the Meridian Bancorp, Inc. 2015 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Richard J. Gavegnano shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Richard J. Gavegnano	Chairman of the Board, President and Chief Executive Officer	October 8, 2015
Richard J. Gavegnano	(Principal Executive Officer)

/s/ Mark L. Abbate	Executive Vice President, Treasurer and Chief Financial Officer	October 8, 2015
Mark L. Abbate	(Principal Financial and Accounting Officer)

/s/ Vincent D. Basile	Director	October 8, 2015
Vincent D. Basile

/s/ Marilyn A. Censullo	Director	October 8, 2015
Marilyn A. Censullo

Signatures	Title	Date

/s/ Anna R. DiMaria	Director	October 8, 2015
Anna R. DiMaria

/s/ Richard F. Fernandez	Director	October 8, 2015
Richard F. Fernandez

/s/ Domenic A.Gambardella	Director	October 8, 2015
Domenic A. Gambardella

/s/ Thomas J. Gunning	Director	October 8, 2015
Thomas J. Gunning

/s/ Carl A. LaGreca	Director	October 8, 2015
Carl A. LaGreca

/s/ Edward L. Lynch	Director	October 8, 2015
Edward L. Lynch

/s/ Edward J. Merritt	Director	October 8, 2015
Edward J. Merritt

/s/ Gregory F. Natalucci	Director	October 8, 2015
Gregory F. Natalucci

/s/ James G. Sartori	Director	October 8, 2015
James G. Sartori

EXHIBIT INDEX
Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	Meridian Bancorp, Inc. 2015 Equity Incentive Plan	**

23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page

_________________________
*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-194454) filed by the Company under the Securities Act, with the Commission on March 10, 2014, and all amendments or reports filed for the purpose of updating such description.

**
Incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of Meridian Bancorp, Inc. (File No. 001-36573), filed by the Company under the Exchange Act on August 18, 2015.